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                                  EXHIBIT 10.8
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                             NATK ROYALTY AGREEMENT
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     This Agreement (the NATK Royalty "Agreement") is made and entered into the
____ day of ____________, 2003 (the "Effective Date"), by and between North American Technologies Group, Inc., a Delaware corporation ("NATK"), hereinafter referred to as "Payor" and William T. Aldrich, Henry W. Sullivan, and J. Denny Bartell as Co-Trustees for the benefit of Dune Holdings, L.L.C., assignee of Gaia Holdings, Inc. ("Dune"), and Thor Ventures, L.L.C. ("Thor"), hereinafter collectively referred to as "Payee."

                                    RECITALS

     1. Pursuant to that certain agreement between Payee and TieTek, Inc. executed contemporaneously herewith ("the new TieTek Royalty Agreement"), Payee acknowledges that TieTek, Inc., a Delaware corporation and wholly owned subsidiary of NATK is, subject to the payment of certain royalties set forth in the new TieTek Royalty Agreement, the sole and exclusive owner of the "Technology" as hereafter defined.

     2. Payee approves and consents to the assignment of the rights to the Technology to TieTek, Inc.

     3. Payee was a party to that certain TieTek Royalty Agreement dated as of December 30, 1997, which was amended by that certain Royalty Settlement Agreement dated as of June 8, 2000. Payee is the only party entitled to any royalty under these prior agreements.

     4. Payee is a party to the new TieTek agreement executed contemporaneously herewith providing for various royalty payments that relate to the Technology. The parties hereto agree and acknowledge that the New TieTek Royalty Agreement is separate and distinct from this Agreement, and any obligations contained in the New TieTek Royalty Agreement or any breach or default therein shall have no effect on this Agreement and the obligations of Payor and Payee contained herein.

     5.   The parties desire to terminate the certain agreements referred to in
          3. above and to enter into this new Agreement for the payment of royalties relating to the Technology.

     NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

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                                    Article I
                                   DEFINITIONS

            The following terms shall have the following meanings for purposes of the Agreement:

     1.1 "Net Revenues From Product Sales" means the gross revenue generated by the sale or transfer for value of Products less:

            (i) refunds, rebates or allowances to customers resulting from defects, failures, or malfunctions not in excess of the original selling price of the products, and

            (ii) governmental sales taxes, tariffs, duties, and similar charges added to the selling price of the Products and paid by the selling party to a government or quasi-governmental entity, but excluding any taxes based on income, capital gains, property, franchise, or any other tax.

     1.2 "Net Revenues From Technology Sales" means the gross revenue generated by the licensing, rental, or sale of the Technology, less governmental sales taxes, tariffs, duties, and similar charges added to the amount of such revenue and paid by the owner of the Technology to a government or quasi-governmental entity, but excluding any taxes based on income, capital gains, property, franchise, or any other tax.

     1.3 "Products" means railroad or transit authority ties manufactured through the use or benefit of the Technology, as well as other items manufactured through the use or benefit of the Technology, to produce structural composite parts, including by way of example, marine pilings, mining support timbers, and roofing materials. Products would not include plastic-wood lumber, plastic extrusion shapes, or unrelated businesses.

     1.4 "Technology" shall mean (a) United States Patent Number 5886078 issued March 23, 1999, [and any international counterparts] and United States patent Published Application No. 20020123553 with Application Date of March 5, 2001 [and any international counterparts], which have been acquired by Payor, together with any modifications, improvements, corrections, or substitutions thereto, and (b) the trade secrets, designs, and know-how developed, owned, conceived, and/or reduced to practice by Payor (or its predecessor) for materials, processes, and methods to be used in the production, manufacture, or refinement of railroad or transit authority ties and other composite parts.

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                                   Article II
                                    ROYALTIES

     2.1 Payment of Royalties. Payor shall compensate and deliver to Payee (in exchange for reducing Royalty Payments from TieTek, Inc. during years 2004 and 2005 and accepting certain Annual Royalty Caps) in a timely manner as set forth in Article II below the following:

            (a) Contemporaneously with the execution of this Royalty Agreement, the sum of $250,000 in cash; and

            (b) For the period beginning January 1, 2004 and ending December 31, 2005, 62,500 shares of NATK common stock per quarter for eight quarters. NATK will obtain shareholder approval and issue the stock within five working days of the end of each quarter and will issue the stock in such certificate quantities as shall be designated by Payee; and

            (c) On or before May 1 of each calendar year, shares of NATK common stock equal to the value of the royalty set forth in
                  (ii) below and reduced by the amount of cash royalty received by the Payee from TieTek, Inc. pursuant to the New TieTek Royalty Agreement.

                  (i) The number of shares of common stock to be delivered shall be determined by dividing the average closing share price during the first quarter immediately following the end of each calendar year into the amount of money owed to Payee by Payor. NATK will issue the stock in such certificate quantities as shall be designated by the Payee.

                  (ii) For the period ending December 31, 2005, value of royalties equal to one and one-quarter percent (1.25%) of all Net Revenue from Product Sales and Net Revenue from Technology Sales; and for the period beginning January 1, 2006 and ending December 31, 2013, the value of royalties equal to two and one-half percent (2-1/2%) of all Net Revenue from Product Sales and Net Revenues from Technology Sales.

     2.2    Related Provisions

            (a) If the Royalty Payable in any subsequent year (after reaching a $1,000,000 Royalty payable year) falls below $1,000,000, then the Royalty Payable for the single year immediately following will be increased by the difference between the Royalty Payable and $1,000,000 and will become the basis for NATK's commitment for that single year.

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            (b)   All shares of NATK common stock previously issued to Payee and/or issued to Payee under the terms of this agreement will be registered for public resale on the next subsequent registration statement filed by NATK with the Securities and Exchange Commission, exclusive of S-4 and S-8 registrations.

            (c) At such time that the total royalties paid to Payees reaches the amount where the Sponsor Investments, LLC option to acquire 49.9% of TieTek, Inc. reaches $10.00 or less, then NATK shall assume all further Royalty Payment obligations of Sponsor to the Payees.

            (d) In the event that NATK utilizes the Technology outside of TieTek, Inc., Payor will pay Payee Royalties as defined in 2.1
                  (c) (ii) above.

                                   Article III
                               ACCOUNTING MATTERS

     3.1 Royalty Statements. Within 90 days after the end of each calendar quarter during which royalties are due, Payor will deliver to Payee a statement signed and certified to by an officer of Payor which accurately sets forth in reasonable detail which royalties are to be paid during said quarter, and will contemporaneously therewith pay any royalties due.

     3.2 Record of Payor. All of Payor's accounting records related to the calculations of and payment of royalties hereunder shall be maintained in accordance with generally accepted accounting principles, objectively applied. All books of account, records, sales slips, invoices, purchase orders, franchise tax returns, and federal income tax returns relating to Payor's operations will be retained by Payor for a period of three (3) years after preparation, and will be open to inspection by Payee (or Payee's representative) at all reasonable times.

     3.3 Audit Rights of Payee. Payee may, at any time or times during normal business hours, and upon five (5) business days' prior written notice to Payor conduct an audit of any royalty statement delivered pursuant to Section 3.1, and may examine relevant records for the calendar quarter covered by the royalty statement. Acceptance of any royalty tendered by Payor shall not prejudice their rights to contest a royalty statement.

                                   Article IV
                                  MISCELLANEOUS

     4.1 Governing Law. The construction and interpretation of this Agreement shall be in accordance with the laws of the state of Texas and the applicable laws of the United States of America.

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     4.2    Notice. Any payment, report, communication, request or notice required or permitted by this Agreement shall be in writing and shall become effective at the time of receipt thereof and shall be addressed to the parties as follows:

                  (a)  If to Payor:

                       With a copy to:

                  (b)  If to Payee:

                       With a copy to :

            Notice may be effected by hand delivery, U.S. Mail or telecopy. Each party shall have the continuing right to change its address for notice at any time or times by giving ten (10) days' notice in the manner hereinafter described. Notices shall be deemed given only upon actual receipt; however, notice sent by U.S. mail, postage prepaid, certified, return receipt requested shall be deemed received three business days after deposited with the U.S. Postal Service.

     4.3 Amendments. This Agreement shall not be modified, amended or otherwise varied by any oral agreement or representation and all modifications, amendments, and variations shall be by an instrument in writing executed by the parties hereto.

     4.4 Successors and Assigns. This Agreement shall be binding on and inure to the benefit of the parties hereto and their successors and assigns.

     4.5 No Partnership. Nothing in this Agreement shall in any way be construed to make the parties partner, joint venturers, agents, servants or employees of one another, and no such relationship is intended.

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     4.6    Confidentiality. During the performance of each party's obligation under this Agreement, each party may obtain information of various types from the other party. Each party agrees that all such information, whether technical, financial, business or other nature shall be held in confidence and not used to the detriment of the disclosing party by the non-disclosing party nor disclosed to any third party by the non-disclosing party. This Section 4.6 shall not apply to any information which (a) can be shown by a party to have been in that Party's possession prior to the date hereof; b) is now or hereafter (by operation of law) becomes information in the public domain; (c) can be shown by a party to have been received on a non-confidential basis from a third party who did not acquire same, directly or indirectly, from the other Party; (d) can be shown by a Party to have been developed without access to any confidential information otherwise covered by this Section 4.6; (e) is required to be disclosed as a matter of law; or (f) is required to be disclosed pursuant to a written agreement between the parties.

     4.7    Payee Representatives.

            (a) Payor shall only be required to rely on instruments and directives from William T. Aldrich, Henry W. Sullivan, and J. Denny Bartell or their successors as Co-Trustees, acting in a majority or unanimously, which instructions and directives, if required by Payor, shall be in writing. If, at any time, William T. Aldrich, Henry W. Sullivan, and J. Denny Bartell or their successors as Co-Trustees, unanimously notify the Payor in writing (a) that the rights to receive Royalty have been assigned or otherwise transferred to Dune and Thor; and (b) of the portion of the total Royalty to be paid to each Dune and Thor, then Payor shall thereafter, and until future notice from the President of either Dune and/or Thor; (c) distribute such Royalty as directed; and (d) only be required to rely on instruction and directives from the President of Dune and/or Thor with respect to their respective pro rata share of Royalty.

            (b) In the event that Dune or Thor should dissolve or, alternatively, the rights to receive Royalty should otherwise be distributed to the members of Dune or Thor or another entity such as a royalty trust (as the case may be), then Payor may rely on (a) a duly executed copy of the Agreement, Plan, and/or Articles of Dissolution of Dune or Thor (as the case may be, in the case of dissolution), or (b) a duly executed assignment (in the case of distribution) to determine the ownership of the rights to receive Royalty. In addition, the members of Dune and/or Thor shall each, unanimously, designate among themselves representatives, and thereafter Payor shall only be required to rely on instructions and directives from such representatives. Payor shall have the right to request and rely on instruction from each such representative, provided such instructions do not impair the rights of any members represented by the other representatives.

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     4.8    Integration and Release. This Agreement supersedes that certain
            Royalty Agreement dated December 30, 1997 as amended by agreement dated June 8, 2000 between the parties hereto and other parties. This Agreement represents the final agreement between NATK and the Payees and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements by the parties with respect to the subject matter of this Agreement. There are no unwritten oral agreements between the parties.

            By the execution of this Agreement, and the New TieTek Royalty Agreement. Payee releases all claims to royalties due under the royalty agreements referred to above and dated December 30, 1997 as amended June 8, 2000 or for any breaches of such agreements and acknowledges full satisfaction.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate by duly authorized persons.

"PAYOR"

NORTH AMERCIAN TECHNOLOGIES GROUP, INC., a Delaware corporation


By: /s/ Kevin C. Maddox                   February 5, 2004
Name: Kevin C. Maddox                     Date
Title: Chief Executive Officer

"PAYEE"

William T. Aldrich, Henry W. Sullivan,
and J. Denny Bartell, Co-Trustees for
the Benefit of Dune Holdings, L.L.C.
(assignee of Gaia Holdings, Inc.) and
Thor Ventures, L.L.C., one certain
Trust Agreement dated December 29,
1995, by and among them.


By: /s/ William T. Aldrich                February 5, 2004
        William T. Aldrich                Date
        Co-Trustee


By: /s/ Henry W. Sullivan                 February 5, 2004
        Henry W. Sullivan                 Date
        Co-Trustee


By: /s/ J. Denny Bartell                  February 5, 2004
        J. Denny Bartell                  Date
        Co-Trustee